         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES          EXHIBIT 12.1
                       (Dollars in thousands)


                                                      The Predecessor                                   The Company
                                                      ---------------                                   -----------
                                                                                           Year Ended       Nine Months Ended
                                                  Year Ended December 31,                 December 31,        September 30,
                                                  -----------------------                 ------------           --------
                                      1993       1994      1995       1996      1997          1997          1997          1998
                                      ----       ----      ----       ----      ----          ----          ----          ----
Earnings
  Total earnings (loss)              $   331    $  440    $    94    $  289    $   268     $ (1,789)     $(1,225)       $(7,857)
  Income tax                             191       319         81       205        186           --            --            --
                                    --------   -------   --------   -------   --------   ----------      --------     ---------
  Pre-tax earnings (loss)                522       759        175       494        454       (1,789)      (1,225)        (7,857)
                                    --------   -------   --------   -------   --------   -----------     --------     ---------
Fixed charges
  Interest charges                        49        48         58       102         97           --           --            --
  Interest factor of operating
  rents                                    9        10         13        16         19           --           --            --
                                    --------   -------   --------   -------   --------   ----------      --------     ---------
Total fixed charges                       58        58         71       118        116            --           --            --
Earnings, as adjusted                $   580    $  817    $   246    $  612    $   570        (1,789)     (1,225)        (7,857)
Ratio of earnings to fixed             10.00x    14.09x      3.46x     5.19x      4.91x           --           --            --
charges(a)

                                                              Pro Forma
                                                              ---------
                                                    Year Ended         Nine Months
                                                   December 31,    Ended September 30,
                                                   ------------    -------------------
                                                       1997               1998
                                                       ----               ----

Earnings
  Total earnings (loss)                             $(19,325)            $ (20,570)
  Income tax                                               --                   --
                                                  -----------         -------------
  Pre-tax earnings (loss)                            (19,325)              (20,570)
                                                  -----------         -------------
Fixed charges
  Interest charges                                         --                    --
  Interest factor of operating rent                        --                    --
                                                  -----------         -------------

Total fixed charges                                        --                    --
Earnings, as adjusted                                (19,325)              (20,570)
Ratio of earnings to fixed charges(a)                      --                    --

(a) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases. The Company's earnings were insufficient to cover fixed charges for the year ended December 31, 1997 by $1.8 million and for the nine months ended September 30, 1997 and 1998 by $1.2 million and $7.9 million, respectively.

      Additionally, on a pro forma basis, the Company's earnings would have been insufficient to cover fixed charges for the year ended December 31, 1997 by $19.3 million and for the nine months ended September 30, 1998 by $20.6 million.